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                                                                    EXHIBIT 4.4

                 FORM OF OPTION UNDER 2004 STOCK INCENTIVE PLAN


            In accordance with the 2004 Stock Incentive Plan (the "Plan") of Chemed Corporation (the "Corporation"), you are hereby granted an option to purchase shares of the capital stock, par value $1.00 per share, of the Corporation upon the following terms and conditions.

            (1) The purchase price shall be $ per share. Payment thereof shall be made in cash or, subject to the next sentence, by delivery to the Corporation of shares of capital stock of the Corporation which shall be valued at their Fair Market Value on the date of exercise, or in a combination of cash and such shares. Your right to pay the purchase price, in whole or in part, by delivery to the Corporation of shares of capital stock of the Corporation is expressly subject to temporary or permanent revocation or withdrawal at any time and from time to time by action of the Board of Directors of the Corporation without any requirement that advance notice of such revocation or withdrawal be given to you.

            (2) Subject to the provisions of paragraphs (3) and (6), this option is exercisable in whole or in part at any time and from time to time on or after _________, 200_. Neither this option nor any right hereunder may be assigned or transferred by you, except by will, the laws of descent and distribution, pursuant to a qualified Domestic Relations order, or to a permitted transferee. It may be exercised during your life only by you or by a permitted transferee. Within fifteen (15) months after your death it may be exercised only by your estate, by a permitted transferee, or by a person who acquired the right to exercise the option by bequest or inheritance or by reason of your death. At the time of each exercise of this option, you or the person or persons exercising the option shall, if requested by the Corporation, give assurances, satisfactory to counsel to the Corporation, that the shares are being acquired for investment


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and not with a view to resale or distribution thereof and assurances in respect of such other matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

            (3) This option, to the extent that it shall not have been exercised, shall terminate when you cease to be an employee of the Corporation or a Subsidiary, unless you cease to be an employee because of your resignation with the consent of the Compensation/Incentive Committee or because of your death, incapacity or retirement under a retirement plan of the Corporation or a Subsidiary. If you cease to be an employee because of such resignation, this option shall terminate upon the expiration of three months after you cease to be an employee, except as provided in the next sentence. If you cease to be an employee because of your death, incapacity or retirement under a retirement plan of the Corporation or a Subsidiary, or if you cease to be an employee because of your resignation with the consent of the Compensation/Incentive Committee and die during the three-month period referred to in the preceding sentence, this option shall terminate fifteen (15) months after you ceased to be an employee. Where this option is exercised more than three months after termination of employment, as aforesaid, only that which shall have become exercisable prior to the expiration of three months after you ceased to be an employee, whether by death or otherwise, may be exercised. A leave of absence for military or governmental service or for other purposes shall not, if approved by the Compensation/Incentive Committee be deemed a termination of employment within the meaning of this paragraph (3), provided, however, that this option may not be exercised during any such leave of absence. Notwithstanding the foregoing provisions of this paragraph (3) or any provision of the Plan, this option shall not be exercisable after the expiration of ten years from the date this option is granted.

            (4) The number and class of shares or other securities covered by this option and the price to be paid therefore shall be subject to adjustment as, and under the circumstances, provided in Section 8 of the Plan.

            (5) This option may be exercised only by serving written notice on the Secretary or Treasurer of the Corporation. The Corporation shall deliver the shares to you against payment; provided, however, no shares shall be issued or transferred pursuant to this option unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of the counsel to the Corporation, been complied with. Any Federal, state or local withholding taxes applicable to any compensation you may realize by reason of the exercise of the option or any subsequent disposition of the shares acquired on exercise shall, upon request, be remitted to the Corporation or the Subsidiary by which you are employed at the time of exercise or sale, as the case may be. You shall have the rights of a stockholder only as to stock actually delivered to you.


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            (6) If you are or become an employee of a Subsidiary, the
Corporation's obligations hereunder shall be contingent on the approval of the Plan and this option by the Subsidiary and the Subsidiary's agreement that (a) the Corporation may administer the Plan on its behalf, and (b) upon the exercise of the option, it will purchase from the Corporation the shares subject to the exercise at their Fair Market Value on the date of exercise, such shares to be then transferred by the Subsidiary to the holder of this option upon payment by the holder of the purchase price to the Subsidiary. Where appropriate, such approval and agreement of the Subsidiary shall be indicated by its signature below. The obligations of the Subsidiary so undertaken may be waived by the Corporation.

            (7) The Plan is hereby incorporated by reference. Each term which is defined in the Plan and used in this option shall have the same meaning in this option as it has in the Plan. This option is granted subject to the Plan and shall be construed to conform to the Plan.


                                    Very truly yours,

                                    CHEMED CORPORATION


                                    By:
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                                        Vice President & Secretary

Receipt Acknowledged:


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          Employee


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